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                                                                 Exhibit 10.1(b)
                                                                 ---------------
                              J. Crew Group, Inc.
                                 770 Broadway
                              New York, NY 10003

                                                   February 4, 2000

Emily Woods
227 West 17th Street
8th Floor
New York, NY 10013

Dear Emily:

     We are delighted that you have decided to continue your relationship with
J. Crew Group, Inc. (the "Company") and its operating subsidiary, J. Crew Operating Corp., under the new arrangements described below. This letter shall constitute an amendment to your Employment Agreement with the Company, dated October 17, 1997 (the "Employment Agreement"). All defined terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement. Except as provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

I.   Employment Duties and Responsibilities.

     Effective February 7, 2000, in lieu of your duties, responsibilities and title provided in Section 1(a) of the Employment Agreement, you will (i) continue to be the Chairman of the Board of Directors of the Company (the "Board"), and shall be identified as such in all internal and external communications in which you are referred to or mentioned, each of which shall be subject to your prior review and approval, (ii) serve on the Strategic Planning Committee of the Board (which will consist of yourself and Messrs. Bonderman, Coulter and Sarvary as long as each of you are serving on the Board), and (iii) perform certain services for the Company from time to time as you and the Company may mutually agree and (iv) serve as a spokesperson for the Company at your and the Company's discretion, and in such connection shall be kept apprised of all public relations and other similar inquiries and requests concerning yourself. The provisions of Sections 1(b) and (c) of the Employment Agreement shall no longer apply, and you shall not be required to devote more than four days per month to the affairs of the Company, although you shall be free to do so at your discretion. The foregoing services shall be referred to in this letter as the "Continuing Services." The Continuing Services and the title referred to above shall constitute your duties, responsibilities and title under the Employment Agreement.

II.  Effect of Changed Responsibilities.

     Notwithstanding the modification effected hereby of your employment duties, but subject to your option to terminate the Employment Period as set forth in the following paragraph, the Employment Period shall continue notwithstanding the changes to the Employment Agreement effected hereby. During the continuation of the Employment Period, your entitlement to Compensation pursuant to Section 2 of the Employment Agreement, and all of the other rights and benefits provided to you under the Employment Agreement shall continue without any change. Without limiting the generality of the foregoing, during the continuation of the Employment Period, your current office and its use will remain as they are currently.
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     The Company hereby agrees and acknowledges that the above-described change in duties and responsibilities shall constitute Good Reason under the Employment Agreement and you may terminate your employment under the Employment Agreement at any time after February 7, 2000 pursuant to the procedures provided in
Section 4 of the Employment Agreement and such termination shall be deemed to be a termination by the Company without Cause. Accordingly, upon such a termination you shall be entitled to all of the payments and benefits under
Section 5(a) of the Employment Agreement as of the Date of Termination, and all of the other terms and provisions of the Employment Agreement and of the Stockholders Agreement and of all other agreements and plans applicable to Employee relevant to a termination by the Company without Cause shall be applicable.

III. Emily Woods Name.

     The Company shall relinquish any proprietary rights to the use of the names "Emily Woods," Emily Wood," "EMWoods", "EMWood" and any other similar name, trademark, registered mark or other similar right or intellectual property, and shall convey to you all of its right, title and interest in and to each such name, trademark, registered mark or other similar right or intellectual property.

IV.  Put Rights.

     You and the Company hereby agree and acknowledge that in the event, following termination of your employment under the Employment Agreement, you exercise your Put Option (described in Section 3(b) of the Stockholders' Agreement among you, the Company and TPG Partners II, L.P. (the "Stockholders' Agreement")), notwithstanding anything to the contrary in the Employment Agreement or the Stockholders Agreement, (A) if the date you exercise your Put Option (and therefore the date on which the Appraised Value (as defined under the Stockholders' Agreement) would otherwise be determined) shall be on or prior to October 31, 2000, the date as of which the Appraised Value shall be determined shall be, at your election, either (x) January 31, 2000 or (y) such date as you shall exercise the Put Option, and (B) if the date you exercise your Put Option is after October 31, 2000, the date as of which the Appraised Value shall be determined shall be the date on which you exercise the Put Option. The remaining terms and conditions of the Stockholders' Agreement, including without limitation as to the determination of Appraised Value, shall remain in full force and effect.

     This letter may be signed in counterparts and each counterpart shall constitute a part hereof, and a facsimile of a signature shall be deemed an original signature for purposes of this letter.

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     If the terms of this letter meet with your approval, please sign in the space provided below.

                                    Sincerely,



                                    _____________________
                                    David Bonderman

                                    Member, Board of Directors

Agreed to and Accepted:

_____________________
Emily Woods

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